Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Thursday, July 28, 2011


CHICAGO, ILLINOIS - July 28, 2011 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2011 net sales and net earnings.

Second quarter 2011 net sales were $104,884,000 compared to $105,026,000 in second quarter 2010. Second quarter 2011 net earnings were $6,165,000 compared to $8,447,000 in second quarter 2010, and net earnings per share were $.11 and $.14 in second quarter 2011 and 2010, respectively, a decrease of $.03 per share or 21%.

First half 2011 net sales were $213,207,000 compared to $208,270,000 in first half 2010, an increase of $4,937,000 or
2%. First half 2011 net earnings were $14,165,000 compared to $17,651,000 in first half 2010, and net earnings per share were $.24 and $.30 in first half 2011 and 2010, respectively, a decrease of $.06 per share or 20%.

Mr. Gordon said, "Second quarter 2011 net sales were adversely affected by the timing of certain customer sales as first half
2011 sales were 2% ahead of first half 2010. Second quarter and first half net earnings were adversely affected by significantly higher ingredient costs as well as increases in freight and delivery expenses reflecting higher energy costs. The Company's second quarter and first half 2011 net earnings per share benefited from Company Common Stock purchases in the open market resulting in fewer shares outstanding."
























                                  TOOTSIE ROLL INDUSTRIES, INC.
                         CONSOLIDATED SUMMARY OF NET SALES & NET EARNINGS
                                      FOR THE PERIODS ENDED
                                   JULY 2, 2011 & JULY 3, 2010

                                              SECOND  QUARTER
                                    2011                       2010

Net Product Sales               $104,884,000               $105,026,000

Net Earnings                    $  6,165,000               $  8,447,000

Net Earnings Per Share   *           $ .11                      $ .14

Average Shares Outstanding *      58,012,000                 58,792,000


                                                SIX MONTHS
                                    2011                       2010

Net Product Sales               $213,207,000               $208,270,000

Net Earnings                    $ 14,165,000               $ 17,651,000

Net Earnings Per Share   *           $ .24                      $ .30

Average Shares Outstanding *      58,050,000                 58,884,000

*Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2011 and April 8, 2010.